UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
(Amendment No.     )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to §240.14a-12

INFRASTRUCTURE AND ENERGY ALTERNATIVES, INC.

(Name of the Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-1.

Hello IEA family.

This morning we announced an agreement to be acquired by MasTec.

I know this announcement is not what you thought you’d see this morning. As a public company, I had to wait to share this news with you and wanted to make sure you heard directly from me as soon as possible.

This is an exciting time for IEA and an important accomplishment. This transaction will offer opportunity and growth, and it would not be possible without the outstanding work of our entire family of employees.

So for this, I give my thanks to each and every one of you as we embark on the next phase of our journey together.

I understand that it’s natural for you to wonder… what does this mean for me?

Let me start by saying that there will be no change in our commitment to our employees and our mission. This transaction is about growth. The company’s growth, your career advancement and the success of our customers.

I’m excited for the opportunities afforded to IEA by becoming part of MasTec’s Clean Energy and Infrastructure segment.

As I’ve gotten to know MasTec’s CEO, Jose Mas and the MasTec team it has become clear how aligned we are – in values, in priorities, and in where we see the industry going. Like us, they have a rich history as a family-oriented business, with a focus on safety and customer service.

Jose has also expressed to me that he appreciates the quality of our team, the work we do and the strong relationships we have built with our customers.

Together, we will achieve more than we can on our own. Our combined resources and capabilities will strengthen our leading market position and advance our capabilities in the markets we serve.

Rest assured, I am not going anywhere. I will remain President and CEO of IEA, our executive team will remain the same and we will remain headquartered in Indianapolis.

I am eager to begin this new chapter with all of you.

That said, today is just the first step in the process and we realize that you will have questions. We are committed to keeping you informed as we move toward closing, which we expect to occur in the fourth quarter of 2022. As you have questions, please submit them through Empower and we will do our best to answer them as soon as we are able.

Until closing of the transaction, IEA remains an independent company and it is business as usual.

As we all move forward together, the most important thing you can do as an employee is to continue to give your best each day. We need everyone, both in the field and in the office to continue to build safe, quality and profitable jobs. This will reaffirm MasTec’s confidence in IEA and ultimately impact how we move forward. We have only one chance to make a great first impression so let’s show them how valuable we can be.

Our family of companies across the country will continue to deliver the same outstanding service to our customers – just as we have been doing for years.

In closing, I want to reiterate how excited I am about this opportunity and the benefits it will bring to each of you and to our customers.

The best is yet to come.

Additional Information and Where to Find It:

This communication relates to a proposed acquisition of Infrastructure & Energy Alternatives, Inc. (IEA) by MasTec, Inc. (MasTec). In connection with the proposed acquisition, MasTec and IEA intend to file relevant materials with the Securities and Exchange Commission (SEC), including a Registration Statement on Form S-4 to be filed by MasTec that will include a preliminary proxy statement of IEA and also constitute a prospectus with respect to the shares of common stock of MasTec to be issued in the proposed transaction. The information in the preliminary proxy statement/prospectus will not be complete and may be changed. IEA will deliver the definitive proxy statement to its stockholders as required by applicable law. This communication is not a substitute for any prospectus, proxy statement or any other document that may be filed with the SEC in connection with the proposed business combination.

INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT/PROSPECTUS AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION.

Investors and security holders will be able to obtain these materials (when they are available) and other documents filed with the SEC free of charge at the SEC’s website, www.sec.gov. Copies of documents filed with the SEC by MasTec (when they become available) may be obtained free of charge at MasTec’s website at MasTec.com. Copies of documents filed with the SEC by IEA (when they become available) may be obtained free of charge on IEA’s website at iea.net.

Participants in the Solicitation:

IEA and its directors, executive officers and certain other members of management and employees may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information regarding these persons who may, under the rules of the SEC, be considered participants in the solicitation of IEA stockholders in connection with the proposed transaction and their interests in the transaction will be set forth in the proxy statement/prospectus described above filed with the SEC. Additional information regarding IEA’s executive officers and directors is included in IEA’s annual report on Form 10-K for the year ended December 31, 2021 filed with the SEC on March 7, 2022 and IEA’s proxy statement for its 2022 annual meeting of stockholders filed with the SEC on March 23, 2022. These documents may be obtained free of charge at the SEC’s website, www.sec.gov, or IEA’s website, iea.net.